Exhibit 99.2

Talkspace Completes Merger with Hudson Executive Investment Corp. and Will Begin Trading on

Nasdaq under the symbol “TALK”

•	Talkspace shares will begin trading on Nasdaq under the symbol “TALK” on June 23, 2021

•	The transaction will provide Talkspace with $250 million of growth capital

•	Talkspace to become the only publicly traded pure-play virtual behavioral health company

•	Co-founders Roni and Oren Frank will continue to lead Talkspace; Douglas Braunstein will serve as Chairman of the Board of Directors

NEW YORK, June 22, 2021 – Talkspace, a leading virtual behavioral healthcare company, and Hudson Executive Investment Corp. (“HEIC”) (NASDAQ: HECCU, HEC, HECCW), a special purpose acquisition company, announced today the completion of their previously announced business combination. Beginning on June 23, 2021, the combined entity named Talkspace, Inc. (“Talkspace” or the “Company”) and its shares of common stock and warrants will begin trading on the Nasdaq Stock Market under the new ticker symbols “TALK” and “TALKW,” respectively.

The pro-forma entity is expected to have $250 million of available cash, which will be used to grow its user base, add partnerships and expand internationally. HEIC shareholders approved the transaction during an extraordinary meeting held on June 17, 2021.

Oren Frank, Co-founder and CEO of Talkspace, said, “Roni and I are thrilled to complete this transaction and enter the next phase of Talkspace’s journey. As a public company, we believe we will be able to further enhance access to high-quality mental health services, lowering cost and improving clinical outcomes at scale. Mental health is increasingly recognized as an essential need, and we believe Talkspace’s unique ability to treat a wide spectrum of acuities is pivotal to address the vast, unmet and growing demand for behavioral health services in innovative ways. Hudson Executive is an invaluable partner that will bring extensive expertise and relationships to Talkspace and will contribute to advance our mission.”

Douglas L. Braunstein, Founder and Managing Partner of Hudson Executive Capital and incoming Chairman of the Talkspace Board of Directors, commented, “Today marks a very important milestone in digital behavioral health. Talkspace’s technology-enabled operating model combines wide access to high-quality mental health resources with a rigorous, data-driven approach to clinical treatment. We are excited to partner with Oren and his world-class team at Talkspace to democratize access to behavioral health.”

J.P. Morgan Securities LLC acted as lead financial advisor and Jefferies acted as financial advisor to Talkspace. Latham & Watkins LLP acted as legal counsel to Talkspace. Citigroup Inc. and J.P. Morgan Securities LLC acted as capital markets advisors and placement agents. Cowen and William Blair acted as capital markets advisors. Citigroup acted as financial advisor and Milbank LLP acted as legal counsel to Hudson Executive Investment Corp.

About Talkspace

Talkspace is a leading virtual behavioral healthcare company enabled by a purpose-built technology platform. As a digital healthcare company, all care is delivered through an easy-to-use and fully encrypted web and mobile platform, consistent with HIPAA and other state regulatory requirements.

Today, the need for care feels more urgent than ever. When seeking treatment, whether it’s psychiatry or adolescent, individual or couples therapy, Talkspace offers treatment options for almost every need. With Talkspace, members can send their dedicated therapists text, video, and voice messages anytime, from anywhere, and engage in live video sessions. As of May 2021, over 2 million people have used Talkspace, and over 55 million lives were covered for Talkspace through insurance and employee assistance programs or other network behavioral health paid benefit programs.

For more information about Talkspace commercial relationships, visit https://business.talkspace.com. To learn more about online therapy, please visit https://www.talkspace.com/online-therapy.

About Hudson Executive Investment Corp.

Hudson Executive Investment Corp. is a Special Purpose Acquisition Company formed by Hudson Executive Capital LP (HEC), Douglas L. Braunstein, and Douglas G. Bergeron. Mr. Braunstein is founder and co-managing partner of HEC and the former CFO and vice chairman of JP Morgan. Mr. Bergeron is co-managing partner of HEC and the former chairman and CEO of VeriFone, Inc. For more information, visit: https://hudsoninvestcorp.com/.

Contacts

For Media:

John Kim

jkim@skdknick.com

310.997.5963

For Investors:

Westwicke, an ICR Company

Bob East / Jordan Kohnstam

443-213-0500

TalkspaceIR@westwicke.com

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the business combination between Talkspace and HEIC, including statements regarding the anticipated benefits of the transaction the services offered by Talkspace and the markets in which it operates, and future financial condition and performance of Talkspace and expected financial impacts of the transaction (including future revenue, pro forma enterprise value and cash balance). These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the lack of a third party valuation in determining whether or not to pursue the business combination, (ii) the effect of the announcement of the completion of the transaction on Talkspace’s business relationships, performance, and business generally, (iii) risks that the transaction disrupts current plans and operations of Talkspace, (iv) the outcome of any legal proceedings that may be instituted against Talkspace related to the merger agreement or the completed transaction, (v) the ability to maintain the listing of Talkspace’s securities on The Nasdaq Stock Market, (vi) the risk that the price of Talkspace’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Talkspace plans to operate, variations in performance across competitors, changes in laws and regulations affecting Talkspace’s business and changes in Talkspace’s capital structure, (vii) the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities, and (viii) the risk of downturns in the highly competitive telehealth and teletherapy markets. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of HEIC’s Registration Statement on Form S-4 discussed above and other documents filed by HEIC and Talkspace from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Talkspace and HEIC assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Talkspace nor HEIC gives any assurance that either Talkspace or HEIC will achieve its expectations.